Exhibit 10.3

KINDER MORGAN, INC.
STOCK COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

1.             Purpose of the Plan.  The Kinder Morgan, Inc. Stock Compensation Plan for Non-Employee Directors (the “Plan”) is intended to promote the interests of Kinder Morgan, Inc. (the “Company”) and its stockholders by aligning the compensation of the non-employee members of the board of directors of the Company (the “Board”) with stockholders’ interests.

2.             Compensation Committee.  The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall be constituted so as to permit the Plan to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind such rules and regulations as it deems necessary for the proper administration of the Plan, and to make all other determinations necessary or advisable for its administration.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect.  The interpretation by the Committee of the Plan shall be conclusive upon all participants.

3.             Eligible Participants.  Only directors of the Company who are not salaried employees of the Company or of an affiliate of the Company (each, a “Non-Employee Director”) are eligible to participate in the Plan.  Notwithstanding the foregoing, no director of the Company nominated by a Permitted Holder (as defined in Section 9) will be eligible to participate in the Plan.

4.             Stock Subject to the Plan.  The aggregate number of shares of Class P common stock of the Company, $0.01 par value (“Stock”), which may be issued under the Plan shall not exceed [            ], subject to adjustment as provided in Paragraph 7.  Stock issued under the Plan shall be either authorized but previously unissued shares of Stock or shares of Stock reacquired by the Company, including shares of Stock purchased in the open market, and shares of Stock held in the treasury of the Company.  The Company shall register with the Securities and Exchange Commission the issuance of the Stock subject to the Plan.

5.             Awards.  The compensation to be paid to Non-Employee Directors is fixed by the Board, generally annually.  That compensation is expected to include an annual retainer payable in cash.  It also may include other cash compensation (“Cash Compensation”) that may be used as provided in this Plan.  In lieu of receiving such Cash Compensation in cash, a Non-Employee Director may elect to receive any portion or all of such Cash Compensation in the form of Stock as provided herein.  Such election shall be evidenced by an agreement (the “Stock Compensation Agreement”) between the Company and such Non-Employee Director, which agreement shall contain the terms and conditions of such award.  Such election shall be made generally at or around the first Board meeting in January of each calendar year and will be effective for the entire calendar year.  A Non-Employee Director may make a new election each calendar year.

The shares of Stock to be issued to a Non-Employee Director electing to receive any portion of his or her Cash Compensation in the form of Stock may be issued subject to certain Forfeiture Restrictions (as defined below), the terms of which shall be set forth in the Stock Compensation Agreement, provided that such Forfeiture Restrictions shall lapse no later than the end of the calendar year to which the Cash Compensation underlying the Stock relates.

6.             Number of Shares of Stock to be Issued.  The number of shares of Stock to be issued to a Non-Employee Director electing to receive any portion or all of his or her Cash Compensation in the form of Stock shall equal the Cash Compensation elected to be paid in the form of Stock, divided by the closing price of the Stock on the New York Stock Exchange on the day the Cash Compensation is awarded (such price, the “Fair Market Value”), rounded up to the nearest ten shares of Stock.  The Stock shall be issuable as specified in the Stock Compensation Agreement.  A Non-Employee Director electing to receive any portion or all of his or her Cash Compensation in the form of Stock shall receive cash (the “Cash Payment”) equal to (i) the total Cash Compensation awarded to such Non-Employee Director, minus (ii) the number of shares of Stock to be issued to such Non-Employee Director pursuant to his or her election multiplied by the Fair Market Value of a share of Stock.  For illustrative purposes only, if a Non-Employee Director elected to receive an award of Cash Compensation of $100,000 in the form of 50% Stock and 50% cash, and the Fair Market Value of the Stock was $44.50, the Non-Employee Director would receive 1,130 shares of Stock ($50,000 ÷ $44.50 = 1,123.6 shares of Stock, rounded up to the nearest ten shares of Stock).  The Cash Payment would equal $49,715 ($100,000 – (1,130 x $44.50)).  The Cash Payment shall be payable to the Non-Employee Director in four equal installments on the March 31, June 30, September 30 and December 31 of the calendar year in which such Cash Compensation is awarded; provided that such installments shall be adjusted to include any cash dividends paid by the Company on the shares during any period in which such shares are subject to Forfeiture Restrictions.

7.             Adjustment.  In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, Stock split or other change in the structure of the Company affecting the Stock, such adjustment shall be made in the number of shares of Stock available under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

8.             Restrictions on Resale.  Any Stock acquired by a Non-Employee Director under this Plan may be sold only pursuant to an effective registration statement or pursuant to an exemption from the Securities Act of 1933 (“Securities Act”), including sales pursuant to Rule 144 thereunder.  The Committee may, in its sole discretion, impose additional restrictions on disposition by a Non-Employee Director and an obligation of the Non-Employee Director to forfeit and surrender the Stock to the Company under certain circumstances (“Forfeiture Restrictions”).  Such restrictions shall be set forth in the Stock Compensation Agreement.  The Company may place a legend on the certificates for such Stock evidencing these restrictions.

9.             Change in Control.  Upon the occurrence of a Change in Control (as defined below), the Committee may take any action with respect to Stock issued but still subject to Forfeiture Restrictions that it deems appropriate, including but not limited to causing such Forfeiture Restrictions to lapse; provided, however, that if a Change in Control occurs and, in connection with or as a result of such Change in Control, Richard D. Kinder no longer holds or does not continue to hold the office of Chairman of the Company, to the extent any shares of Stock are subject to Forfeiture Restrictions, such Forfeiture Restrictions shall lapse, and the Company shall thereupon deliver or cause to be delivered to each Non-Employee Director or legal representative the certificate or certificates for such shares of Stock, free of any legend provided in Section 8.  As used herein, the term “Change in Control” shall mean the occurrence of any of the following events:

(a)           the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or a series of related transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction;

(b)           a sale, merger or similar transaction or related series of transactions involving the Company, as a result of which the Permitted Holders do not collectively hold (either directly or indirectly) more than 50% of the voting power of the Company (or the surviving or resulting entity thereof) after giving effect to such transaction or related series of transactions; provided, however, that such sale, merger or similar transaction shall not constitute a Change in Control in the event that, following such sale, merger or similar transaction (a) the Permitted Holders continue to collectively own at least 35% of the voting power of the Company (or the surviving or resulting entity thereof), (b) no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) owns more than 35% of the voting power of the Company (or the surviving or resulting entity thereof), and (c) either Richard D. Kinder or C. Park Shaper is a senior executive officer of the Company (or the surviving or resulting entity thereof);

(c)           the sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, in any case, other than to an entity of which more than 50% of the voting power is held (either directly or indirectly) by one or more Permitted Holders or by Persons who held (either directly or indirectly) more than 50% of the voting power of the Company immediately prior to such transaction (or in each case their Affiliates);

(d)           during any period of two consecutive years following the closing of the IPO, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority of the Board then in office; or

(e)           the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

For purposes of this Section, the following definitions shall apply:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question.  For purposes of the preceding sentence, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Entity” means a corporation, limited liability company, venture, partnership (general or limited), trust, unincorporated organization, cooperative, association or other entity.

“IPO” means the initial underwritten public offering of Stock for cash pursuant to a registration statement filed under the Securities Act reasonably promptly after approval of the Plan by the Company’s stockholders.

“Permitted Holders” means, at any time, Richard D. Kinder and investment funds advised by, or affiliated with, Goldman, Sachs & Co., Highstar Capital LP, The Carlyle Group and Riverstone Holdings LLC.

“Person” means a natural person or an entity.

10.          Tax Withholding. To the extent required by applicable federal, state and local law, a Non-Employee Director shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Stock under the Plan until such obligations are satisfied.

11.          Effective Date.  This Plan shall be effective on [                                    ], 2011.

12.          No Right to Continue as a Director.  Nothing contained in the Plan or any agreement hereunder will confer upon any participant in the Plan any right to continue to serve as a director of the Company or any right to receive compensation other than as fixed by the Board from time to time.

13.          No Stockholder Rights Conferred.  Nothing contained in the Plan or any agreement hereunder will confer upon any participant in the Plan any rights of a common stockholder of the Company unless and until a share of Stock is validly issued to such participant in accordance with the terms hereof.

14.          Termination, Amendment and Modification of Plan.  The Board may at any time terminate or suspend, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that if any applicable law or regulation or the requirements of any stock exchange on which the Stock is listed or quoted requires that any such amendment or modification must be approved by the Company’s stockholders, the Board shall not make any such modification or amendment without approval of the Company’s stockholders in such manner and to such degree as is required by the applicable law, regulation or stock exchange requirement.

15.          Code Section 409A.  The Plan and all awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Plan and all awards shall be administered, interpreted, and construed in a manner consistent with Section 409A or an exemption therefrom.  Should any provision of the Plan, any award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the affected Non-Employee Director, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.

16.          Governing Law.  To the extent not preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Texas.